EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS,

                                ERNST & YOUNG LLP



We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 to Form SB-2 No. 333-53024) and related Prospectus of Vsource, Inc. for the registration of 8,273,205 shares of its common stock of our report dated March 30, 2001 (except for Note 12 as to which the date is May 24, 2001), with respect to the consolidated financial statements of NetCel360 Holdings Limited for the years ended December 31, 1999 and 2000, included in Vsource, Inc.'s Current Report on Form 8-K/A dated June 22, 2001 filed with the Securities and Exchange Commission.

/s/  ERNST  &  YOUNG  LLP

Hong  Kong
November  12,  2001


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